Boston Private Financial Holdings, Inc. announces sale of Pacific Northwest OFFICES TO STERLING FINANCIAL CORPORATION

Boston, MA - December 17, 2012 - Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) (the “Company” or “BPFH”) today announced that its wholly-owned subsidiary, Boston Private Bank & Trust Company, entered into an agreement to sell its three Pacific Northwest offices to Sterling Financial Corporation (NASDAQ: STSA) of Spokane, Washington.

The three offices are located in Seattle, Bellevue, and Redmond, Washington. As of September 30, 2012, the Pacific Northwest offices had approximately $270 million in gross loans and $190 million in deposits.

“This transaction will allow us to concentrate our private banking resources in our New England, San Francisco Bay Area and Southern California markets,” said Clayton G. Deutsch, CEO and President of Boston Private Financial Holdings, Inc. “The San Francisco Bay Area and Southern California markets represent two of the three deepest concentrations of high net worth clients in the United States. Following the sale, we will continue to focus on building our client facing businesses in New England, the San Francisco Bay Area, and Southern California. These are all deep and dynamic markets for us.”

“This transaction will result in an $11 million deposit premium and will free up in excess of $30 million in capital which will provide us with the flexibility to invest in growth or to return it to our shareholders. This is part of our ongoing effort to release capital anywhere where we believe it is deployed below an acceptable return. We look forward to working closely with Sterling to ensure a smooth transition for clients and employees,” concluded Mr. Deutsch.

The Company expects the deal to close in the first half of 2013. Additional terms of the transaction were not disclosed.

Goldman, Sachs & Co. served as financial advisor and Goodwin Procter LLP served as legal advisor to BPFH in this transaction.

Boston Private Financial Holdings, Inc.

Boston Private Financial Holdings, Inc. is a national financial services organization with Wealth Management and Private Banking affiliates in Boston, New York, Los Angeles, San Francisco Bay Area and Seattle. The Company has a $6 billion Private Banking balance sheet, and manages over $20 billion of client assets.

The Company positions its affiliates to serve the high net worth marketplace with high quality products and services of unique appeal to private clients. The Company also provides strategic oversight and access to resources, both financial and intellectual, to support affiliate management, marketing, compliance and legal activities. (NASDAQ: BPFH)

For more information about BPFH, visit the Company's website at www.bostonprivate.com.

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CONTACT:
Jeanne Hess
Investor Relations
Boston Private Financial Holdings, Inc.
(617) 912-3798

jhess@bostonprivate.com

Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. You should not place undue reliance on our forward-looking statements. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. The Company's actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, risks and uncertainties detailed in the Company's Annual Report on Form 10-K and updated by the Company's Quarterly Reports on Form 10-Q; each of which are filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.